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Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

May 30, 2001

Integrated Telecom Express, Inc.
400 Race Street
San Jose, CA 95126

    RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 30, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,100,000 shares of your Common Stock (the "Shares") under the Integrated Telecom Express, Inc. ("ITeX") 2000 Stock Plan (as to 1,600,000 shares) and the ITeX 2001 Director Option Plan (as to 500,000 shares) (collectively, the "Plans"). As legal counsel for ITeX, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      WILSON SONSINI GOODRICH & ROSATI
                      Professional Corporation

                      /s/ WILSON SONSINI GOODRICH & ROSATI

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  Exhibit 5.1